Exhibit 99.2 ProxyPol

Santa Barbara Asset Management

Proxy Voting Policy and Procedures

Amended January 2012

I.                                        Introduction

Rule 206(4)-6 under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients. The Rule further requires the adviser to provide a concise summary of the adviser’s proxy voting process and offer to provide copies of the complete proxy voting policy and procedures to clients upon request. Lastly, the Rule requires that the adviser disclose to clients how they may obtain information on how the adviser voted their proxies. SBAM votes proxies for a great majority of its clients, and therefore has adopted and implemented this Proxy Voting Policy and Procedures. Any questions about this document should be directed to the Proxy Voting Committee, Nancy Crouse, Mark Griffin, Ralph Gold and Carol Olson. Aaron Brunette will be a non-voting member. Proxy voting and record keeping have been delegated to NGO.

II. Proxy Voting Policy

It is the policy of SBAM to vote client proxies in the interest of maximizing shareholder value. To that end, SBAM will vote in a way that it believes, consistent with its fiduciary duty, will cause the value of the issue to increase the most or decline the least. Consideration will be given to both the short and long term implications of the proposal. The firm will follow specific Institutional Shareholder Services (“ISS”) guidelines and specific ISS guidelines provided for Taft Hartley accounts when requested. The firm will generally vote according to ISS guidelines unless it believes a break with ISS would be in the shareholder’s best interest.

Clients may opt to vote proxies themselves, or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

Generally, only proxies for voting securities will be voted by SBAM. Voting securities are stocks in a SBAM model portfolio currently or that have been in a model in the prior 12 months. Voting proxies for securities not held in a model portfolio for the prior 12 months is optional based on cost. If SBAM receives proxies for non-voting securities, we may provide the intermediary who distributed the proxy with a written or oral statement indicating that SBAM is not voting the proxy and that it should be forwarded to the designated voting party. Alternatively, SBAM may vote utilizing ISS research.

Proxies received after the termination date of a client relationship will generally not be voted. An exception will be made if the record date is for a period in which the client was under management or if a custodian failed to remove from its aggregated voting list. If SBAM receives proxies for closed accounts, we will notify the custodian with a written or oral statement indicating that the advisory relationship has been terminated, that future proxies for the named client should not be delivered to SBAM, and that proxies should be delivered to the last known address of the client or to the intermediary who distributed the proxy.

III. Procedures for Voting of Proxies

SBAM shall maintain a list of all clients for which it votes proxies. The list will be maintained either in hard copy or electronically and updated by the NGO who will obtain proxy voting information from client agreements.

SBAM shall maintain a list of all voting securities. SBAM will vote proxies for voting securities. Proxies received by SBAM for non-voting securities will generally not be voted and will be dealt with as stated in the Proxy Voting Policy.

SBAM shall work with the client to ensure that SBAM is the designated party to receive proxy voting materials from companies or intermediaries. To that end, new account forms of brokerdealers/custodians will state that SBAM should receive this documentation. Alternatively, the client may designate SBAM to vote their proxies by contacting their service representatives at broker-dealers/custodians.

The COO shall be responsible for obtaining reasonable assurance that proxies are voted and submitted in a timely manner. It should not be considered a breach of this responsibility if SBAM does not receive the proxy from the custodian with adequate time to analyze and vote the proxy before the voting deadline.

SBAM will work with custodians to ensure that the proxies of clients who have selected a third party to vote proxies are forwarded to the designee for voting and submission.

The Proxy Committee will reasonably try to assess any material conflicts between SBAM’s interests and those of its clients with respect to proxy voting by considering the situations identified in the Conflicts of Interest section of this document.

So long as there are no material conflicts of interest identified, SBAM will vote proxies according to the policy set forth above. SBAM may also elect to abstain from voting if it deems such abstinence in its clients’ best interests. The rationale for “abstain” votes will be documented and the documentation will be maintained in the permanent file.

SBAM is not required to vote every client proxy. This should not be construed as a violation of SBAM’s fiduciary obligations. SBAM shall at no time ignore or neglect its proxy voting responsibilities. However, there may be times when refraining from voting is in the client’s best interest, such as when an adviser’s analysis of a particular client proxy reveals that the cost of voting the proxy may exceed the expected benefit to the client (e.g., casting a vote on a foreign security may require that the adviser engage a translator or travel to a foreign country to vote in person).

When a conflict of interest may occur SBAM will vote according to ISS recommendations. Record of the determination of a conflict of interest and its resolution will be kept with the SBAM proxy voting history.